Dresser-Rand Reports First Quarter 2014 Diluted EPS of $0.22

HOUSTON, May 1, 2014 /PRNewswire/ --

Results Summary ($ in millions, except per share data):
	First Quarter
	2014	2013
Total revenues	$699.1	$766.4
Income from operations	$40.2	$65.5
Interest expense, net	($13.0)	($14.3)
Other income (expense), net	$3.3	($1.0)
Income before income taxes	$30.5	$50.2
Net income attributable to Dresser-Rand	$16.6	$32.9
Diluted EPS	$0.22	$0.43
Shares used to compute Diluted EPS (000)	76,952	76,749
Other Information:
Total bookings	$594.3	$667.8
Total backlog	$2,749.2	$2,863.7

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $16.6 million, or $0.22 per diluted share, for the first quarter 2014 compared to net income of $0.43 per diluted share for the first quarter 2013. The first quarter of 2014 net income and diluted earnings per share were reduced by approximately $10.8 million and $0.14, respectively, as a result of the impact of the draft Spanish regulation described below, when compared to the first quarter of 2013.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, "In the first quarter 2014, we generated operating income of $40.2 million, which was slightly above the top end of our guidance range. Net working capital improved by approximately $33 million and we generated cash from operating activities of approximately $59 million, which represents an improvement of more than $100 million over the corresponding period last year. As anticipated, New Units bookings for the first quarter were light, but should improve over the course of the year as major project awards are expected starting over the next few months. Aftermarket bookings were lower than last year's level as a result of the impact of the draft Spanish regulation of approximately $26 million, the adverse translational effect of the stronger U.S. dollar of approximately $7 million, and reduced bookings for one Latin American National Oil Company (NOC) client. While the shortfall with this NOC was considerable in the first quarter at approximately $28 million, we are working collaboratively with this client and believe that, over time, we will be able to resume normal business activity. We continue to expect full year bookings in both segments to increase from 2013 levels."

"With first quarter results generally in line with our expectations, we remain confident about the opportunities available for Dresser-Rand and our continued progress on operational excellence initiatives. We also expect to see improved operating margins as volumes increase over the balance of the year. As a result, we are reiterating our full year operating income guidance of $377 million to $396 million."

Draft Spanish Regulation

As previously disclosed, the draft Spanish regulation has impacted the Company's results by virtue of an expected reduction in the feed-in-tariffs of approximately 37% and, consequently, management's decision to suspend operations at its six cogeneration facilities in Spain since mid-February 2014. Thus, in the first quarter of 2014, the Company's revenues were reduced from January 1 to mid-February for the expected reduction in the feed-in-tariff and minimal revenues after suspension of the operations. The Company noted that, because the draft Spanish regulation has not yet been adopted, there is a possibility that plant operations may resume. Discussions with the Spanish government are ongoing.

Discussion of Results

Bookings of $594.2 million for the first quarter 2014 decreased 11.0% from the $667.8 million for the first quarter 2013 due to the factors mentioned in the segment discussions below. The $2,749.2 million backlog at the end of March 2014 was 3.9% lower than the $2,863.7 million backlog at the end of March 2013.

Revenues for the first quarter 2014 of $699.1 million decreased $67.3 million or 8.8% compared to $766.4 million for the first quarter 2013. The decrease in revenues was principally due to the variability and timing of large new unit orders, the impact of the draft Spanish regulation, reduced aftermarket sales in Latin America, and an adverse translation impact of foreign currency fluctuations resulting from a stronger U.S. dollar.

Total operating income for the first quarter 2014 was $40.2 million, compared to operating income of $65.5 million for the first quarter 2013. As a percentage of revenues, operating income for the first quarter 2014 of 5.8% compares with 8.5% for the corresponding period in 2013. First quarter 2014 operating income decreased compared with the corresponding period in 2013 principally as a result of reduced operating leverage on fixed costs due to lower volumes, the impact of the draft Spanish regulation and a stronger U.S. dollar. The first quarter 2014 operating income and operating income as a percentage of sales decreased by approximately $11.2 million and 1.3 percentage points, respectively, as a result of the impact of the draft Spanish regulation, when compared to the first quarter of 2013.

The effective tax rate for the three months ended March 31, 2014, increased to approximately 45.6%, which was significantly higher than the U.S. federal statutory rate, principally due to a less favorable mix of U.S. earnings versus foreign earnings. Additionally, during the three months ended March 31, 2014, the Company incurred a disproportionate amount of net operating losses in certain foreign countries, especially in Spain, due to the impact of the draft regulation that resulted in deferred tax assets, which more-likely-than-not will not be realized. As a result, the Company recorded a valuation allowance against the deferred tax assets, thus increasing the effective tax rate. The effective tax rate was also impacted by certain legislative changes, including the non-renewal of the R&D credit and the look-through provisions which were not extended.

New Units Segment

New unit bookings of $243.8 million for the first quarter 2014 were 9.3% lower than the bookings of $268.8 million for the corresponding period in 2013, largely reflecting the variability and timing of clients placing large new unit orders. The backlog at March 31, 2014, of $2,045.8 million was 7.2% lower than the $2,207.7 million backlog at March 31, 2013.

New unit revenues were $391.3 million for the first quarter 2014 compared to $443.2 million for the first quarter 2013, a decrease of $51.9 million or 11.7%. The decrease in revenues was due to lower volumes resulting principally from delays in major upstream projects by the Company's end-user clients during 2012 and 2013.

New unit operating income of $15.7 million for the first quarter 2014 compares with operating income of $28.6 million for the first quarter 2013. This segment's operating margin was 4.0% for the first quarter 2014, compared to 6.5% for the first quarter 2013. The decrease in operating margin was primarily due to reduced operating leverage on fixed costs as a result of lower volumes.

Aftermarket Parts and Services Segment

Aftermarket bookings of $350.5 million for the first quarter 2014 were 12.2% lower than the corresponding period in 2013. The decrease is principally attributable to the Company's reduced aftermarket bookings in Latin America of approximately $28 million, as well as the impact of the draft Spanish regulation, which reduced first quarter 2014 aftermarket bookings by approximately $26.4 million. Additionally, the stronger U.S. dollar had an adverse translational effect of approximately $6.5 million. Aftermarket bookings were higher in North America and the Eastern Hemisphere. The backlog at March 31, 2014, of $703.4 million was 7.2% higher than the $656.0 million backlog at March 31, 2013.

Aftermarket revenues were $307.8 million for the first quarter 2014, compared to $323.2 million for the first quarter 2013, a decrease of $15.4 million or 4.8%. Revenues decreased principally due to the impact of the draft Spanish regulation, which lowered revenues by approximately $26.4 million. Revenues also decreased as a result of an adverse translation impact of foreign currency fluctuations of approximately $7.2 million, due to a stronger U.S. dollar, and reduced shipments in Latin America.

Aftermarket operating income was $49.8 million for the first quarter 2014, compared to $66.4 million for the first quarter 2013. This segment's operating margin was 16.2% for the first quarter 2014, compared to 20.5% for the first quarter 2013. First quarter 2014 operating income decreased compared with the corresponding period in 2013 principally as a result of the impact of the draft Spanish regulation and the stronger U.S. dollar.

The first quarter 2014 operating income and operating income as a percentage of sales decreased by approximately $11.2 million and 2.1 percentage points, respectively, as a result of the impact of the draft Spanish regulation, when compared to the first quarter of 2013.

Liquidity and Capital Resources

As of March 31, 2014, cash and cash equivalents totaled $178.9 million and borrowing availability under the $1,168.9 million revolving credit portion of the Company's senior secured credit facility was $552.7 million, as $532.4 million of borrowings was outstanding and $83.8 million was used for outstanding letters of credit.

In the first quarter 2014, cash provided by operating activities was $59.1 million, compared with cash used by operating activities of $44.7 million for the corresponding period in 2013. The increase in net cash provided by operating activities was principally due to a decrease in working capital of approximately $33 million, as compared to an increase of $84 million in the first quarter of 2013.

As of March 31, 2014, net debt was approximately $1,042.8 million.

Outlook

The Company is reiterating its full year operating income guidance of $377 to $396 million. The Company expects its full year 2014 fully diluted earnings per share to be between $2.60 and $2.80. Bookings are expected to increase 5% to 10% over the 2013 level. The Company also expects its net working capital to decrease gradually over the balance of the year.

Conference Call

The Company will discuss its first quarter 2014 results at its conference call on May 2, 2014, at 9:00 a.m. Eastern Time. You may access the live webcast presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 868-1831 in the U.S. and (914) 495-8595 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 p.m. (noon) Eastern Time on May 2, 2014, through 11:59 p.m. Eastern Time on May 9, 2014. You may access the webcast replay at www.dresser-rand.com. The replay of the conference can be accessed by dialing (855) 859-2056 in the U.S. and (404) 537-3406 from outside the U.S. The replay pass code is 32087344.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Spain, Germany, Norway, India, and Brazil, and maintains a network of 49 service and support centers (including 6 engineering and R&D centers) covering more than 150 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates", "believes", "expects", "intends", "appears", "outlook", and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks, and uncertainties include, among others, the following: economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy; its ability to comply with local content requirements; delivery delays by third party suppliers; cost overruns and fixed-price contracts; its ability to implement potential tax strategies; competition in its markets; failure to complete or achieve the expected benefits from any acquisitions, joint ventures or strategic investments; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; a failure or breach of its information system security; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; its pension expenses and funding requirements; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three months ended March 31,
	2014	2013
	($ in millions, except per share amounts)

Net sales of products	$ 541.8	$ 572.0
Net sales of services	157.3	194.4
Total revenues	699.1	766.4
Cost of products sold	429.7	458.2
Cost of services sold	122.0	136.2
Total cost of sales	551.7	594.4
Gross profit	147.4	172.0
Selling and administrative expenses	99.8	96.2
Research and development expenses	7.4	10.3
Income from operations	40.2	65.5
Interest expense, net	(13.0)	(14.3)
Other income (expense), net	3.3	(1.0)
Income before income taxes	30.5	50.2
Provision for income taxes	13.9	15.8
Net income	16.6	34.4
Net income attributable to noncontrolling interest	-	(1.5)
Net income attributable to Dresser-Rand	$ 16.6	$ 32.9
Net income attributable to Dresser-Rand per share
Basic	$ 0.22	$ 0.43
Diluted	$ 0.22	$ 0.43
Weighted average shares outstanding - (in thousands)
Basic	76,371	75,798
Diluted	76,952	76,749

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA
(Unaudited)

	Three months ended March 31,
	2014	2013
	($ in millions)
Revenues
New units	$ 391.3	$ 443.2
Aftermarket parts and services	307.8	323.2
Total revenues	$ 699.1	$ 766.4
Gross profit
New units	$ 47.3	$ 55.5
Aftermarket parts and services	100.1	116.5
Total gross profit	$ 147.4	$ 172.0
Income from operations
New units	$ 15.7	$ 28.6
Aftermarket parts and services	49.8	66.4
Unallocable	(25.3)	(29.5)
Total income from operations	$ 40.2	$ 65.5
Bookings
New units	$ 243.8	$ 268.8
Aftermarket parts and services	350.5	399.0
Total bookings	$ 594.3	$ 667.8
Backlog - ending
New units	$ 2,045.8	$ 2,207.7
Aftermarket parts and services	703.4	656.0
Total backlog	$ 2,749.2	$ 2,863.7

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET
($ in millions)

	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$ 178.9	$ 190.4
Restricted cash	9.0	8.1
Accounts receivable, less allowance for losses of $7.3 at 2014 and $9.1 at 2013	627.2	727.4
Inventories, net	743.9	716.0
Prepaid expenses and other	75.7	68.8
Deferred income taxes, net	22.3	25.2
Total current assets	1,657.0	1,735.9
Property, plant and equipment, net	477.6	472.3
Goodwill	929.8	927.6
Intangible assets, net	471.7	479.0
Deferred income taxes	12.5	11.8
Other assets	124.9	111.2
Total assets	$ 3,673.5	$ 3,737.8

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 672.5	$ 729.1
Customer advance payments	188.8	164.5
Accrued income taxes payable	38.4	36.1
Short-term borrowings and current portion of long-term debt	45.7	40.1
Total current liabilities	945.4	969.8
Deferred income taxes	57.5	55.4
Postemployment and other employee benefit liabilities	68.3	74.0
Long-term debt	1,185.0	1,246.9
Other noncurrent liabilities	91.3	90.3
Total liabilities	2,347.5	2,436.4
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; and 76,476,205 and 76,293,924 shares issued and outstanding at March 31, 2014, and December 31, 2013, respectively

	0.8	0.8
Additional paid-in capital	165.7	162.4
Retained earnings	1,269.6	1,253.0
Accumulated other comprehensive loss	(114.1)	(118.8)
Total Dresser-Rand stockholders' equity	1,322.0	1,297.4
Noncontrolling interest	4.0	4.0
Total stockholders' equity	1,326.0	1,301.4
Total liabilities and stockholders' equity	$ 3,673.5	$ 3,737.8

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
	2014	2013
	($ in millions)
Cash flows from operating activities
Net income	$ 16.6	$ 34.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	23.6	24.3
Deferred income taxes	(2.0)	0.2
Stock-based compensation	7.3	10.6
Excess tax benefits from stock-based compensation	(0.7)	(6.1)
Amortization of debt financing costs	0.5	1.0
Provision for losses on inventory	1.6	0.4
Provision for losses on accounts receivable	0.8	1.1
Loss (gain) from equity investments	1.2	(0.3)
Changes in working capital and other, net of acquisitions
Accounts receivable	103.3	47.0
Inventories	(31.6)	(74.3)
Prepaid expenses and other	(6.1)	(14.3)
Accounts payable and accruals	(59.3)	15.7
Customer advances	23.9	(72.6)
Taxes payable	4.2	(3.7)
Pension and other post-retirement benefits	(4.9)	(4.6)
Other	(19.3)	(2.0)
Net cash provided by (used in) operating activities	59.1	(43.2)
Cash flows from investing activities
Capital expenditures	(10.8)	(19.9)
Other investments	(2.5)	(3.5)
Increase in restricted cash balances	(0.8)	(7.8)
Net cash used in investing activities	(14.1)	(31.2)
Cash flows from financing activities
Proceeds from exercise of stock options	-	1.1
Proceeds from borrowings	354.0	488.7
Repayments of borrowings	(410.9)	(385.0)
Excess tax benefits from stock-based compensation	0.7	6.1
Repurchase of common stock	(4.9)	(1.5)
Net cash (used in) provided by financing activities	(61.1)	109.4
Effect of exchange rate changes on cash and cash equivalents	4.6	(0.8)
Net (decrease) increase in cash and cash equivalents	(11.5)	34.2
Cash and cash equivalents, beginning of period	190.4	122.8
Cash and cash equivalents, end of period	$ 178.9	$ 157.0

DRESSER-RAND GROUP INC.
Reconciliation of GAAP to Non-GAAP Financial Information
($ in millions)
Net Debt:

	March 31,	December 31,
	2014	2013
	(Unaudited)
Components of net debt
Cash, cash equivalents and restricted cash	$ 187.9	$ 198.5
Short-term borrowings and current portion of long-term debt	(45.7)	(40.1)
Long-term debt	(1,185.0)	(1,246.9)
Net debt	$ (1,042.8)	$ (1,088.5)

Net debt is defined as total debt minus cash and cash equivalents and restricted cash.  The Company's management views net debt, a non-GAAP financial measure, to be a useful measure of a company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Internally Managed Working Capital
($ in millions)

			Change in
			Internally
	March 31,	December 31,	Managed
	2014	2013	Working Capital
	(Unaudited)
Accounts Receivable, Net	$ 627.2	$ 727.4
Inventories, Gross	1,161.0	1,179.3
Less Progress Payments	(417.1)	(463.3)
Inventories, Net	743.9	716.0
Prepaid Expenses	75.7	68.8
Accounts Payable and Accruals	(672.5)	(729.1)
Customer Advances	(188.8)	(164.5)

Net Working Capital	$ 585.5	$ 618.6	$ (33.1)

CONTACT: Blaise Derrico, Vice President Investor Relations, (713) 973-5497